Exhibit 99.1

Contact: Provectus Biopharmaceuticals, Inc. Peter R. Culpepper, CFO, COO Phone: 866-594-5999 #30	Porter, LeVay & Rose, Inc. Marlon Nurse, DM, SVP – Investor Relations Phone: 212-564-4700 Allison + Partners Todd Aydelotte, Managing Director – Media Relations Phone: 646-428-0644

FOR IMMEDIATE RELEASE

PROVECTUS BIOPHARMACEUTICALS ANNOUNCES DATA ON PV-10 AND CO-INHIBITORY BLOCKADE TO BE PRESENTED AT AMERICAN ASSOCIATION FOR CANCER RESEARCH ANNUAL MEETING 2016

Poster Presentation Scheduled for Wednesday, April 20, 2016, from 8 AM to 12 NOON Central Time

AACR Annual Meeting Runs April 16-20, 2016, in New Orleans

KNOXVILLE, TN, February 24, 2016 —Provectus Biopharmaceuticals, Inc. (NYSE MKT: PVCT, www.pvct.com), a clinical-stage oncology and dermatology biopharmaceutical company (“Provectus” or “The Company”), today announced that data on intralesional PV-10 and co-inhibitory blockade in a melanoma model will be presented at the American Association for Cancer Research’s (“AACR”) Annual Meeting 2016 on Wednesday, April 20, 2016, from 8 am to 12 Noon Central Standard Time.

The poster presentation is titled “T Cell Mediated Immunity after Combination Therapy with Intralesional PV-10 and Co-Inhibitory Blockade in a Melanoma Model.” Scheduled for presentation at Section 26 of the exhibition area, the data are from a team of researchers at the H. Lee Moffitt Cancer Center in Tampa, led by Dr. Shari Pilon-Thomas.

The AACR Annual Meeting 2016 is being held at the Ernest N. Morial Convention Center in New Orleans, Louisiana, from April 16-20, 2016.

About the American Association for Cancer Research

The mission of the American Association for Cancer Research is to prevent and cure cancer through research, education, communication, and collaboration. Through its programs and services, the AACR fosters research in cancer and related biomedical science; accelerates the dissemination of new research findings among scientists and others dedicated to the conquest of cancer; promotes science education and training; and advances the understanding of cancer etiology, prevention, diagnosis, and treatment throughout the world.

The AACR is the oldest and largest scientific organization in the world focused on every aspect of high-quality, innovative cancer research. Its reputation for scientific breadth and excellence attract the premier researchers in the field. The programs and services of the AACR foster the exchange of knowledge and new ideas among scientists dedicated to cancer research, provide training opportunities for the next generation of cancer researchers, and increase public understanding of cancer.

About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals, Inc., specializes in developing oncology and dermatology therapies. PV-10, its novel investigational drug for cancer, is designed for injection into solid tumors (intralesional administration), thereby reducing potential for systemic side effects. Its oncology focus is on melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug for dermatology, is undergoing clinical testing for psoriasis and atopic dermatitis. Provectus has completed Phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014) and the following:

•	our determination, based on guidance from the FDA, whether to proceed with or without a partner with the fully enrolled phase 3 trial of PV-10 to treat locally advanced cutaneous melanoma and the costs associated with such a trial if it is necessary to complete (versus interim data alone);

•	our determination whether to license PV-10, our investigational drug product for melanoma and other solid tumors such as cancers of the liver, if such licensure is appropriate considering the timing and structure of such a license, or to commercialize PV-10 on our own to treat melanoma and other solid tumors such as cancers of the liver;

•	our ability to license PH-10, our investigational drug product for dermatology, on the basis of our phase 2 atopic dermatitis and psoriasis results, which are in the process of being further developed in conjunction with mechanism of action studies; and

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization.

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